Exhibit 99.10

Investor Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5748

Media Contact:

Lisa Cradit

Financial Dynamics

212-850-5600

iPCS, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS
AND EXECUTION OF SUPPLEMENTAL INDENTURES

SCHAUMBURG, Ill. — April 20, 2007 iPCS, Inc. (Nasdaq: IPCS), a PCS Affiliate of Sprint Nextel, announced today the results to date of its previously announced cash tender offer and consent solicitation for any and all of its outstanding 11 1/2% Senior Notes due 2012 (CUSIP No. 44980YAG2) and 11 3/8% Senior Notes due 2012 (CUSIP No. 44043UAL4) (the “Notes”). As of 5:00 p.m., New York City time, on April 19, 2007, tenders and consents had been received from holders of a majority of each series of Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indentures governing each series of the Notes have been received, and supplemental indentures to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated April 9, 2007 (the “Offer to Purchase”) have been executed. As iPCS has received the requisite consents to adopt the proposed amendments and executed the supplemental indentures, tendered Notes of each series may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the Offer to Purchase.

Holders of both series of Notes still have until 5:00 p.m., New York City time, on April 20, 2007 (the “Consent Payment Deadline”) to tender their Notes to receive the total consideration which includes the $30.00 per $1,000 of principal amount consent payment. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on May 4, 2007 (the “Expiration Date”).  The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the tender offer and consent solicitation is subject to the satisfaction of certain other conditions including a financing condition and certain other customary conditions set forth in the Offer to Purchase.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550 (collect) or (800) 859-8511 (U.S. toll-free). Banc of America Securities LLC and UBS Investment Bank are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free) or UBS Investment Bank, Liability Management Group, at (203) 719-4210 (collect) or (888) 722-9555 x 4210 (U.S. toll-free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of March 31, 2007, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 590,900 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates and increases in bad debt expense; (6) changes or advances in technology; (7) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (8) an increase in our expenses resulting from an increase in the CCPU rate that Sprint charges us for certain back-office services and a decrease in our revenue resulting from a decrease in the reciprocal roaming rate between us and Sprint; (9) potential declines in the relationship between roaming revenue iPCS receives from Sprint and roaming expense iPCS pays to Sprint; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; (14) iPCS’s dependence on independent third parties for a sizable percentage of its sales; and (15) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.